EXHIBIT 21

Subsidiaries of the Registrant

Name	State of Incorporation
First Citizens Bank and Trust Company, Inc.	South Carolina
The Exchange Bank of South Carolina, Inc.	South Carolina
First Citizens Housing Development, LLC	South Carolina
FCB/SC Capital Trust I	Delaware
FCB/SC Capital Trust II	Delaware

Subsidiaries of First Citizens Bank and Trust Company, Inc.

Name	State of Incorporation
First Citizens Mortgage Corporation (Inactive)	South Carolina
Congaree 1, LLC	South Carolina
Daniel Island HPR, LLC	South Carolina
Wateree Enterprises, Inc.	South Carolina